Exhibit 5.1

June 24, 2022

NextDecade Corporation

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale by the selling stockholders listed in the Registration Statement under the heading “Selling Stockholders” (the “Selling Stockholders”) of up to an aggregate of 3,374,741 shares of common stock, par value $0.0001 per share (the “Common Stock”), of NextDecade Corporation, a Delaware corporation (the “Company”). With respect to these shares of Common Stock,

(1)

2,714,981 shares (the “Series C Conversion Shares”) are issuable upon the conversion of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”);

(2)	an estimated 271,383 shares (the “Series C Warrant Shares”) are issuable upon the exercise of warrants that were issued with the Series C Preferred Stock (“Series C Warrants”);

(3)	an estimated 275,621 shares are issuable upon the conversion of shares of Series C Preferred Stock that may be made as dividend payments (the “Series C Dividend Shares”); and

(4)

112,756 shares of Common Stock (the “Outstanding Shares”) were issued upon exercise of certain warrants (the “Series B Warrants”) issued with the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), which amount exceeded the estimates of shares of Common Stock issuable upon the exercise of such warrants that were included in the Company’s Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (No. 333-261021).

The Series C Preferred Stock was issued and sold pursuant to Series C Convertible Preferred Stock Purchase Agreements by and between the Company and each purchaser of Series C Preferred Stock, dated February 28, 2022 and March 10, 2022 (the “Series C Purchase Agreements”), and the Series B Warrants were issued and sold pursuant to Series B Convertible Preferred Stock Purchase Agreements, by and between the Company and each purchaser of Series B Preferred Stock, dated August 23, 2018 and May 17, 2019 (the “Series B Purchase Agreements” and, together with the Series C Purchase Agreements, the “Preferred Stock Purchase Agreements”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined: (a) the Registration Statement, (b) the Company’s Second Amended and Restated Certificate of Incorporation, as amended through the date hereof, (c) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (d) the Preferred Stock Purchase Agreements, (e) the Certificate of Designations of Series C Convertible Preferred Stock, dated March 17, 2021 (the “Series C Certificate of Designations”), (f) the Series C Warrants, (g) the Series B Warrants, (h) corporate actions of the Company’s Board of Directors that provide for the execution, delivery and performance of the Preferred Stock Purchase Agreements, the Series C Warrants and the Series B Warrants and the issuance of the Common Stock, the Preferred Stock, the Series C Warrant Shares and the Outstanding Shares, as applicable, pursuant thereto (collectively, such corporate actions, together with the Dividend Resolutions, as defined below, the “Authorizing Resolutions”), and (i) the Company’s stock ledger, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. Other than our review of the documents listed in (a) through (i) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; and (d) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons and that each of the Series C Warrants, each of the Series B Warrants and each of the Preferred Stock Purchase Agreements is enforceable against each of the respective parties thereto. We also have assumed that (i) the Company will have sufficient authorized and unissued shares of its Series C Preferred Stock upon any distribution of the Series C Dividend Shares, (ii) the Company will have sufficient authorized and unissued shares of its Common Stock upon any issuance of Common Stock upon the conversion of the Series C Conversion Shares or the Series C Dividend Shares or upon the exercise of any Series C Warrants (collectively, the “Issuable Shares”), (iii) the Company will have duly authorized by all necessary corporate action each issuance of Series C Dividend Shares (the “Dividend Resolutions”), (iv) the Company will have lawfully available funds under Delaware law to declare and make payment of the Series C Dividend Shares at the time of their declaration and distribution, (v) the Authorizing Resolutions will be in full force and effect and not have been, revoked, modified or amended, and (vi) the issuance of the Issuable Shares will be noted in the Company’s stock ledger. We have not verified any of those assumptions.

Our opinions set forth below are limited to the Delaware General Corporation Law (“DGCL”) and reported decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that:

1.         The Outstanding Shares were duly authorized for issuance to the relevant Selling Stockholders and are validly issued, fully paid and nonassessable.

2.         The issuance of the Series C Conversion Shares has been duly authorized and, when issued and delivered by the Company in accordance with the applicable Certificate of Designations and the Authorizing Resolutions, the Series C Conversion Shares will be validly issued, fully paid and non-assessable.

3.         The issuance of the Series C Warrant Shares has been duly authorized and, when issued and delivered by the Company against payment therefor, upon the exercise of the Series C Warrants in accordance with the terms thereof and the Authorizing Resolutions, the Series C Warrant Shares will be validly issued, fully paid, and non-assessable.

4.         When the Series C Preferred Dividend Shares have been duly authorized and approved by all necessary corporate action of the Company pursuant to the Authorizing Resolutions and issued pursuant to the Series C Certificate of Designations and the Authorizing Resolutions, and notation of the distribution of the Series C Dividend Shares has been properly made in the Company’s stock ledger, the shares of Common Stock issuable as Series C Dividend Shares will be validly issued, fully paid and non-assessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP